Leo Blomen
Chief Executive Officer
HydroGen, llc
1801 Route 51 South
Jefferson Hills, PA
15025

April 7, 2005

Mr. Gregory Morris
P.O. Box 8425
Horseshoe Bay, Texas 78657-8425

Dear Greg:

It is with considerable pleasure I write to make you, on behalf of HydroGen, L.L.C. ("HydroGen" or the "Company"), a formal offer of employment with HydroGen, L.L.C. This letter shall serve, upon your execution and return to me, as our agreement ("Agreement") for terms of employment. It will, however, be subject to you signing (1) HydroGen's general employment agreement ("General Agreement", attachment "A" hereto), and (2) HydroGen's Employee Handbook acknowledgement (attachment "B" hereto).

Your signature and acknowledgment of the General Agreement and Employee Handbook is required because these documents set forth the Company's general employment policies applicable to all employees of HydroGen. However, in the event (and solely to the extent) that any of the terms and conditions of this Agreement is in direct conflict with any provisions of the General Agreement and the Employee Handbook, this Agreement shall supersede those documents and shall control. In particular, you will note that the General Agreement includes an "employment at-will" provision stating that all employees of HydroGen may have their employment status be terminated at any time, for any or no reason, at the discretion of the Company. HydroGen will, from time to time, in order to attract key management, enter into contractual arrangements, such as this one, that vary from its standard "at-will employment" policy and agree to a specific period of employment. However this Agreement is subject to termination for Cause, as such term is defined herein. Similarly, and for the same reasons, your benefits or vacation time as stated herein may vary from that provided in the General Agreement or the Employee Handbook, and this Agreement will again control.

With the exception of paragraphs 2(c), 2(d), and 3 of the prior employment agreement dated 19 January, 2004 between you and the Company ("Prior Agreement"), this Agreement supercedes and renders void any and all other agreements that may currently or have in the past existed between you and the Company. It is the intent of the parties that this Agreement shall conform in principal part to paragraphs 2(c), 2(d) and 3 of the

Prior Agreement, but to the extent there is any conflict or uncertainty between the provisions of the Prior Agreement and this Agreement, this Agreement shall control. Further, to the extent the Prior Agreement or any other prior existing agreement between you and the Company requires notice to terminate, please consider the execution of this Agreement as such notice.

Your terms of employment are as follows:

1. A base salary of $110,000/yr, payable twice a month, increasing to $160,000/yr, should HydroGen complete a secondary offering in company securities, which secondary offering is targeted for in and around summer 2006 ("secondary offering" as used in this Agreement means the second round of raising public or private capital, and excludes all financings that may have taken place prior to this Agreement, including but not limited to any recapitalization or bridge loans, and including but not limited to the anticipated offering of securities to made on or around spring of 2005);
2. The terms of bonus compensation set forth in paragraphs 2(c), 2(d), and 3 of the Prior Agreement shall, as set forth above, survive the termination of the Prior Agreement, and shall represent your sales bonus compensation under this Agreement for any sale signed as a conditional order before close of the first quarter of 2006, after which you will be entitled to a bonus according to the principles applicable for the other executive team members. The terms for the sales bonus for the intended conditional order[s] during the first year of this employment agreement are set forth below:
    a. Cash equal to one half of one percent (0.5%) of the gross sales price for Company fuel cell sales between 400 kW and 10 MW, plus a grant of LLC membership units equal to 1% of the outstanding interest in the Company (as defined in 2(d) below);
    b. Cash equal to one percent (1.0%) of the gross sales price for Company fuel cell sales greater than 10 MW but less than 40 MW, plus an additional grant of LLC membership units equal to 1% of the outstanding interest in the Company (as defined in 2(d) below);
    c. Cash equal to one and one-half percent (1.5%) of the gross sales price for Company fuel cell sales greater than 40 MW, plus an additional grant LLC membership units equal to 1% of the outstanding interest in the Company (as defined in 2(d) below);
    d. The equity interest shall be subject to dilution from any new issuance of Company membership interests, on a prorated basis with existing interest owners, and is based on the pre-diluted equity as of the effective date of the Prior Agreement (January 19, 2004) (i.e. the equity you will be entitled to receive will be subject to the same pro-rata dilutions that have been incurred by other owners of the Company, including but not limited to the agreement to retain the Bailys Group, subsequent to January 19, 2004);
    e. The Company reserves the sole right to refuse to enter into any sales for whatever reason, in which case no bonus compensation will be due;
    f. Additionally, this bonus is subject to the following conditions:

i. The bonus is due only for those sales identified exclusively by you, and confirmed as such in writing by the Company and countersigned by you ;
ii. The bonus is payable only upon closing of the sale, and will be paid pro-rata to the actual receipt by the Company of all payments pursuant to the sale;
iii. The LLC membership units, and whatever equity or capital stock to which they may be converted in association with a merger, acquisition, or other capital transaction, shall be subject to whatever operating agreement, bylaws or other instruments that may generally control how equity in the Company is to be treated.

3. You shall work from our office in Jefferson Hills, Pennsylvania, provided, however, that you may keep your home in Texas as your principal office, and shall not be required to relocate or be assigned to work from any other office. Your duties will, however, include periodic travel to other locations. The Company shall pay all reasonable travel and related expenses in accordance with its policies and procedures;
4. Participation (for yourself, your spouse and minor dependents) in the standard HydroGen benefits package provided all full time employees, including coverage in the Company's medical and disability plans. The medical and disability coverage shall be in effect as soon as possible after your start date. You shall determine the identities of the beneficiaries under the policy;
5. A term life insurance policy with the beneficiaries set forth pursuant to your direction equal to two times your annual salary, provided that HydroGen's insurer agrees to provide such insurance; and
6. Four weeks per year paid vacation, accruing in a manner consistent with the general vacation policies set forth in the Employee Handbook and taken.

This Agreement shall be for a term of 36 months, commencing April 1, 2005, and shall automatically renew on a year to year basis unless either you or the company provide 60 days advance written notice prior to the end of the term that the agreement will not be renewed. Notwithstanding the foregoing, this Agreement may be terminated for Cause by the Company prior to the scheduled expiration of the term of this Agreement.

Your title will be Senior Vice President. You will report to me, as the Chief Executive Officer of HydroGen, and the President, and serve as part of the executive management team. As an officer of the Company, you will be responsible to undertake those general fiduciary obligations that are imposed on you by law. Your duties and responsibilities will be set forth in an attachment to be prepared within one month of the execution of this Agreement (Attachment "C"), and will be developed by the Chief Executive Officer and the President of the Company in consultation with you.

You will provide the Company with a minimum service of 70% of your work week. You may continue to work for the University of Houston and/or the Cullen Engineering Research Foundation ("CERF"), however you agree that (1) you will undertake your best

efforts to receive compensation for such work, and (2) in the event a conflict of interest develops between the Company and the University of Houston and/or CERF, you will immediately notify each party of the conflict, and resign your position with the University of Houston and/or CERF. You will discontinue, within two months, all other outside work. Should you, as may be determined by me or the President, move to full-time employment status prior to completion of a secondary offering as described above, your salary will increase to $160,000/yr as of the effective date of full-time employment.

If your employment is terminated for Cause by the Company, then your compensation, and your rights under this Agreement, will terminate on the date your employment is terminated, and the Company will have no further liability under this Agreement except for payment of (i) earned and unpaid base salary as of the effective date of termination, and (ii) any expenses incurred by you for which you are properly entitled to reimbursement not theretofore reimbursed by the Company.

As used herein, the term "Cause" shall mean the willful and material breach of any fiduciary duty owed to the Company, a conviction of or a no contest plea to a felony offense or possession of illegal narcotics; habitual drunkenness or use of illegal drugs, total disability for more than 6 months, and illegal conduct or gross misconduct, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

You may terminate your employment with the company upon 30 days written notice for Good Reason or without Good Reason. Good Reason shall mean the assignment to you of any duties inconsistent in any material respect with the duties described above, or any other action by the company that results in a material diminution in your position or authority, duty, title, responsibilities, or reporting requirements, any material failure by the company to pay any compensation within 30 days after such compensation is due under this agreement, any material failure to provide and/or pay for any benefit under this agreement, or the relocation of your principal business location outside the Austin, Texas area, other than on a project basis. You agree to give the Company written notice of any material breach of this Agreement, and to allow the Company 30 days to cure any breach so noticed. In the event you terminate employment for Good Reason, you shall receive from the Company all of the payments, perquisites and benefits due from the Company described above in the event of a termination by the Company for any reason other than for "Cause."

If your employment is terminated for any reason other than for "Cause," or for Good Reason, you will be entitled to a six month "tail" period following termination during which your bonus rights remain in effect, should the Company complete a sale in accordance with the section above relating to your bonus. The terms and conditions set forth above for that bonus will remain in effect during this period. Thereafter, you shall no rights to any bonus based upon sales of fuel cells or other events.

This agreement shall be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. The Company's failure to comply with this requirement shall constitute Good Reason for the termination your employment. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor.

Finally, the Company agrees to make its best efforts to purchase Directors' and Officers' Liability Insurance, and include you as a named beneficiary. In addition, the Company agrees to provide you an indemnification agreement in the form attached hereto as Attachment "D", which Indemnity Agreement shall be executed by both you and the Company.

Greg, I very much look forward to you being a part of our management team, and for a prosperous time ahead for HydroGen. Please review the attachments to this Agreement carefully, and let me know if you have any questions. Once you are satisfied with this arrangement, please execute this Agreement and return it to me. You will need to execute the General Agreement and Employee Handbook acknowledgment on or before your starting date.

Yours Very Truly,

Leo Blomen
Chief Executive Officer
HydroGen, L.L.C.

Agreed and Accepted,
This 8 day of May 2005

Gregory Morris

HYDROGEN, L.L.C.
1801 Route 51 South
Jefferson Hills, PA 15025

June 30, 2005

Gregory Morris
P.O. Box 8425
Horseshoe Bay, TX 78657-8425

Re: Amendment to Employment Agreement

Dear Mr. Morris:

Reference is made to those certain employment agreements, dated January 30, 2004 and April 7, 2005 (together, "Employment Agreement") between HydroGen, L.L.C., an Ohio limited liability company (the "Company"), and you.

Pursuant to the terms of the Employment Agreement, you may earn units of L.L.C. membership interests ("Membership Interests") in an amount up to 3% of the total outstanding equity capitalization of the Company as of January 19, 2004, should you achieve the maximum sales bonus defined in the Employment Agreement. As of January 19, 2004, 1% of the total outstanding equity capitalization of the Company corresponds to 1 unit of L.L.C. Membership Interest. As you are aware, the Company and its members are entering into an Exchange Agreement, dated as of May 13, 2005, (the "Exchange Agreement") with Chiste Corporation, a Nevada corporation ("Chiste"), pursuant to which Chiste will purchase all of the outstanding units of Membership Interests of the Company in exchange for approximately 95% of the shares of common stock of Chiste. As a result of such exchange, Chiste will become the sole member of the Company and the current members of the Company will become shareholders of Chiste.

This letter is to inform you of the structure that will result from the consummation of the proposed transactions contemplated under the Exchange Agreement and to obtain your agreement to amend the Employment Agreement to provide that, effective as of the Closing Date under the Exchange Agreement (the "Closing Date"), for each unit of Membership Interest in the Company to which you would be entitled under the Employment Agreement, you will instead be entitled to 669,289 shares of the common stock of Chiste (the "Chiste Shares"), up to a maximum of 2,007,866 shares (based upon a maximum compensation of a 3% interest in the Company under the Employment Agreement). The number of Chiste Shares to be issued to you is subject to equitable adjustment for stock splits, reverse splits, recapitalizations and the like (including, without limitation, the 1-for-25 reverse stock split contemplated by the Exchange Agreement and the Private Placement Memorandum referred to therein). The number of shares set forth herein assumes that there has been a capital raise of $15 million contemporaneously with the closing of the transactions contemplated by the Exchange Agreement, and that all owners of bridge notes (aggregate principal amount of $2,000,000) have elected to convert these Company debt obligations to equity. If either of these scenarios does not come to pass, the number of shares will be ratably adjusted based on the actual amount of capital raised and converted debt.

Dele
Gen I
Empl

Your signature below will indicate your understanding and acknowledgment of, and agreement with, the modification of the Employment Agreement as described herein. Such modification will be effected by the terms of this letter upon receipt of your signature, and no further action on the part of Chiste, the Company or you will be required.

Sincerely,

HYDROGEN, L.L.C.

Joshua L. Tosteson
President

ACKNOWLEDGED AND AGREED TO
this 30 day of June, 2005.

Gregory Morris